EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Argitech, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 10, 2008, relating to the consolidated balance sheets of China Agritech, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholder’ equity (deficiency) and cash flows for the years then ended, which appears in China Agritech, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 000-49608).

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
December 17, 2008